Health Benefits Direct Announces Second Quarter 2007 Financial Results
Radnor, PA — August 13, 2007 — Health Benefits Direct Corporation (OTC Bulletin Board: HBDT), a leading technology innovator in the direct marketing and distribution of a wide range of health and life insurance and related products for individuals and families, today announced its results of operations for the second quarter ended June 30, 2007.
Second Quarter 2007 and Recent Operational Highlights
•	Revenues increased 98% and net loss decreased 37% compared to second quarter of 2006;

•	Number of insurance and related products offered via the interactive online insurance agency increased to 40 from 28 at March 31, 2007;

•	Patent-pending Insurint™ quote engine, launched for use by the company’s contact center sales force, successfully processed substantially all second quarter sales;

•	PacifiCare Life and Health Insurance Company, a United Healthcare company was added to the company’s health insurance portal; and

•	New and improved web portal which allows the consumer the option to shop for insurance without the help of an agent and featuring the company’s one-of-a-kind “abandoned call back” technology was released today.
Second Quarter 2007 Financial Results
Revenues for the second quarter of 2007 increased 98% to $5,143,393 as compared to $2,591,672 for the second quarter of 2006.
Operating expenses for the second quarter ended June 30, 2007 totaled $7,966,900 as compared to $6,939,318 for the second quarter ended June 30, 2006. The primary factor contributing to the increase in operating expenses was higher lead expense associated with the increased number of licensed agents employed by the company and increased sales activity.
Net loss for the second quarter of 2007 was $(2,707,139), or $(0.08) per basic and diluted share, as compared to a net loss of $(4,264,486), or $(0.15) per basic and diluted share for the second quarter of 2006.
“We’re particularly pleased with our strong revenue growth given our internal transition to our new Insurint quoting technology during the second quarter,” said Alvin H. Clemens, Chairman and Chief Executive Officer. “We’re continuing to build our product portfolio, carrier relationships, agent tools and lead aggregation processes to support and enhance our continuing growth. Our sales force expansion goal is to add net five new sales agents per month for the remainder of this year.”
Year-to-date Results

Revenues for the six months ended June 30, 2007 increased 150% to $9,656,408 as compared to $3,859,979 for the six months ended June 30, 2006. Operating expenses for the six months ended June 30, 2007 totaled $15,788,677 as compared to $10,387,106 for the six months ended June 30, 2006. Net loss for the six months ended June 30, 2007 was $(5,975,637), or $(0.19) per basic and diluted share, as compared to a net loss of $(6,276,845), or $(0.23) per basic and diluted share, for the six months ended June 30, 2006.
At June 30, 2007, Health Benefits Direct had a cash balance of $11,037,198, total assets of $20,108,673, total shareholders’ equity of $10,018,870 and no long-term debt.
Health Benefits Direct reported a net increase in cash of $8,725,417 for the six months ended June 30, 2007, as compared to a decrease in cash of $(1,466,197) for the six months ended June 30, 2006. During the first quarter of 2007, aggregate gross proceeds of $11.25 million were raised in a private placement of common stock and warrants to a group of accredited investors.
Charles A. Eissa, President and Chief Operating Officer, commented, “We are continually developing our technology to make it easier for agents to get timely and accurate information from carriers, improve our submission efficiency and support increased sales volume. Since implementation in April, we have processed nearly all of our submitted premiums through our proprietary Insurint™ quoting platform, demonstrating the efficacy of our technology.”
Conference Call and Webcast
Chairman and Chief Executive Officer Alvin H. Clemens, President and Chief Operating Officer Charles A. Eissa and Chief Financial Officer Anthony R. Verdi will hold a conference call with the financial community today at 5:00 p.m. Eastern to review the Company’s financial results and provide an update on business developments.
Interested parties may participate in the conference call by dialing 800-257-6607 (303-275-2170 for international callers). When prompted, ask for the “Health Benefits Direct Second Quarter Conference Call.” A telephonic replay of the conference call may be accessed approximately two hours after the call through August 20, 2007, by dialing 800-405-2236 (303-590-3000 for international callers). The replay access code is 11094707#.
The conference call will be webcast simultaneously on the Health Benefits Direct website at www.healthbenefitsdirect.com under About Us: Investor Relations: Events and Presentations. The webcast replay will be archived for 12 months.
About Health Benefits Direct Corporation
Health Benefits Direct Corporation is a technologically innovative contact center based insurance agency that operates an interactive online marketplace enabling consumers to shop for, compare, and apply for health and life insurance and related products for individuals and families. Its streamlined Quick-to-Call sales platform, supported by proprietary online technology, dialing applications and tele-application voice signature process, promotes efficiency for consumers purchasing and carriers underwriting insurance products. Though its subsidiary, Insurint™ Corporation, Health Benefits Direct provides a proprietary, professional-grade, web-based agent quote engine portal that aggregates accurate real-time quotes from multiple highly-rated carriers of health and life insurance and related products. Insurint’s user-friendly platform enables agents to view and share with proposed insureds detailed comparisons of multiple products, policy brochures and other useful information instantly, resulting in highly competitive application processing platform for agents and consumers. www.healthbenefitsdirect.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding Health Benefits Direct’s productivity measures. Forward-looking statements provide Health Benefits Direct’s current expectations or forecasts of future events. Actual events could differ materially from those reflected in these forward-looking statements, such as if Health Benefits Direct does not continue to grow its rate of submitted premiums to its carrier partners or if changes are made to the company’s revenue recognition policies. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Health Benefits Direct undertakes no obligation to update publicly any forward-looking statement.
Contact:
Melissa Dixon
The Piacente Group
212-481-2050
melissa@thepiacentegroup.com
- financial tables to follow -

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$5,143,393	$2,591,672	$9,656,408	$3,859,979

Operating Expenses:
Salaries, commission and related taxes	3,821,704	3,706,808	7,915,624	5,538,358
Lead, advertising and other marketing	1,934,069	969,284	3,795,653	1,571,557
Depreciation and amortization	561,978	770,042	1,113,084	839,313
Rent, utilities, telephone and communications	613,713	535,576	1,264,452	787,195
Professional fees	633,421	419,954	893,728	788,262
Other general and administrative	402,015	537,654	806,136	862,421

	7,966,900	6,939,318	15,788,677	10,387,106

Loss from operations	(2,823,507)	(4,347,646)	(6,132,269)	(6,527,127)

Other income (expense):
Registration rights penalty reversal	—	—	—	60,537
Interest income	123,569	91,304	172,647	203,582
Interest expense	(7,201)	(8,144)	(16,015)	(13,837)

Total other income (expense)	116,368	83,160	156,632	250,282

Net loss	$(2,707,139)	$(4,264,486)	$(5,975,637)	$(6,276,845)

Net loss per common share:
Net loss per common share — basic and diluted	$(0.08)	$(0.15)	$(0.19)	$(0.23)

Weighted average common shares outstanding - basic and diluted	34,084,273	27,801,123	31,504,662	26,857,374

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$11,037,198	$2,311,781
Accounts receivable, less allowance for doubtful accounts	1,317,323	2,197,523
Deferred compensation advances	861,138	684,998
Prepaid expenses	278,961	107,995
Other current assets	41,937	11,011

Total current assets	13,536,557	5,313,308

Restricted cash	1,150,000	1,150,000
Property and equipment, net of accumulated depreciation	1,550,578	1,483,411
Intangibles, net of accumulated amortization	3,542,431	4,108,833
Other assets	329,107	181,900

Total assets	$20,108,673	$12,237,452

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,220,274	$1,160,254
Accrued expenses	1,485,217	1,427,628
Due to related parties	—	63,672
Unearned commission advances	7,384,312	5,155,117

Total current liabilities	10,089,803	7,806,671

SHAREHOLDERS’ EQUITY:
Preferred stock ($.001 par value; 10,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.001 par value; 90,000,000 shares authorized; 34,098,971 and 28,586,471 shares issued and outstanding	34,099	28,586
Additional paid-in capital	36,440,694	24,479,129
Accumulated deficit	(24,241,893)	(18,266,258)
Deferred compensation	(2,214,030)	(1,810,676)

Total shareholders’ equity	10,018,870	4,430,781

Total liabilities and shareholders’ equity	$20,108,673	$12,237,452

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(5,975,637)	$(6,276,845)
Adjustments to reconcile net loss to net cash used in operating activities:
operating activities:
Depreciation and amortization	1,113,084	839,313
Stock-based compensation and consulting	835,688	894,952
Provision for bad debt	620	305
Changes in assets and liabilities:
Accounts receivable	879,580	(74,071)
Deferred compensation advances	(176,140)	(534,791)
Prepaid expenses	(191,441)	(228,823)
Other current assets	(30,926)	(38,077)
Other assets	(147,205)	(83,851)
Accounts payable	60,020	295,024
Accrued expenses	57,589	705,537
Due to related parties	(63,672)	(56,516)
Unearned commission advances	2,229,195	744,366

Net cash used in operating activities	(1,409,245)	(3,813,477)

Cash Flows From Investing Activities:
Purchase of property and equipment	(352,986)	(958,340)
Purchase of intangible assets and capitalization of software development	(260,862)	(1,308,924)

Net cash used in investing activities	(613,848)	(2,267,264)

Cash Flows From Financing Activities:
Gross proceeds from sales of common stock	11,250,000	6,450,000
Gross proceeds from exercise of warrants	393,750	—
Restricted cash in connection with letters of credit	—	(1,150,000)
Placement and other fees paid in connection with offering	(895,240)	(285,826)
Payment on notes payable	—	(399,630)

Net cash provided by financing activities	10,748,510	4,614,544

Net increase (decrease) in cash	8,725,417	(1,466,197)

Cash — beginning of period	2,311,781	6,433,426

Cash — end of period	$11,037,198	$4,967,229